Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-166667 on Form S-8 and Registration Statement Nos. 333-157817, 333-187305, 333-197912 and 333-219933 on Form F-3 of our reports dated March 12, 2019 relating to the consolidated financial statements and financial statement schedule of Fly Leasing Limited and the effectiveness of Fly Leasing Limited’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of Fly Leasing Limited for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP

San Francisco, CA
March 12, 2019